Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

December 21, 2012

The Special Committee of the Board of Directors
Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Re:                             Amendment No. 1 to Registration Statement on Form S-4 of Verint Systems Inc. (“Verint”), filed on October 26, 2012 (the “Registration Statement”)

Members of the Special Committee of the Board of Directors:

Reference is made to our opinion letter, dated August 12, 2012, as to the fairness, from a financial point of view, to the holders of Verint common stock (other than CTI and its affiliates), of the aggregate merger consideration to be paid by Verint pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of August 12, 2012, by and among Verint, Victory Acquisition I LLC, a direct wholly owned subsidiary of Verint, and Comverse Technology, Inc.

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Directors of Verint in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that Verint has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion letter, dated August 12, 2012 as Annex B to, and to the reference thereto under the captions “SUMMARY—Opinion of Financial Advisor to the Verint Special Committee,” “THE MERGER—Opinion of Financial Advisor to the Verint Special Committee,” “THE MERGER—Background of the Merger” and “THE MERGER— Recommendation of the Verint Special Committee and the Verint Board of Directors and Their Reasons for the Merger” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Verint Systems Inc. and Comverse Technology, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.